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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   Halis                 Jeffrey                  S.
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   (Last)               (First)                 (Middle)

  500 Park Avenue, 5th Avenue
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                                    (Street)

   New York            New York                 10022
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   7/28/98

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3. IRS or Social Security Number of Reporting Person (Voluntary)

          ###-##-####
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4. Issuer Name and Ticker or Trading Symbol

   OCTEL CORP. (OTL)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [X* ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)

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7.  Individual or Joint/Group Filing
     (Check Applicable Line)

__ Form filed by One Reporting Person
X  Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

  Common Stock                          1,754,600*                     I*                 By Partnerships and Corporations*
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

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
Explanation of Responses: *860,500 of the shares reported herein are owned by Tyndall Partners, L.P., a Delaware limited partnership ("Tyndall"). 437,700 of the shares reported herein are owned by Tyndall Institutional Partners, L.P., a Delaware limited partnership ("Tyndall Institutional"). 117,500 of the shares reported herein are owned by Madison Avenue Partners, L.P., a Delaware limited partnership ("Madison"). 338,900 of the shares reported herein are owned by Halo International, Ltd., a company organized under the laws of the Cayman Islands ("Halo"). Jeffrey S. Halis possesses sole voting and investment control over all securities owned by Tyndall, Tyndall Institutional, Madison and Halo, respectively. Each of Tyndall, Tyndall Institutional, Madison and Halo beneficially owns less than 10% of the Issuer's outstanding common stock. Jeffrey S. Halis' interest in the shares set forth herein is limited to the extent of his pecuniary interest, if any, in Tyndall, Tyndall Institutional, Madison and Halo, respectively.


       /s/Jeffrey S. Halis                                    December 3, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date

     Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.